                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (sometimes referred to below as the "Agreement"), Made and entered into this the day of October 21, 1996, by and between RONALD D. SMITH, a resident of Cabarrus County, North Carolina (hereinafter referred to as "Employee"); and CABARRUS BANK OF NORTH CAROLINA, a corporation with its principal office in Concord, North Carolina (hereinafter referred to as "Employer").

         WHEREAS, the Employer desires to secure the future services of the Employee and to that end desires to enter into this Employment Agreement with Employee, upon the terms and conditions herein set forth, which replaces and supersedes all prior employment contracts, agreements or understandings, if any, between the Employee and the Employer; and,
         WHEREAS, the Employee wishes to accept employment and enter into this Employment Agreement with Employer effective as of April 1, 1996;
         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto, intending legally to be bound, agree as follows:
         Section 1. Agreement of Employment. Employer hereby agrees to employ the Employee and Employee hereby agrees to become and remain employed by Employer for the term, and upon and subject to the terms and conditions hereafter set forth.
         Section 2. Term. Employer and Employee hereby agree that Employee shall become employed by Employer under the terms of this Agreement as of April 1, 1996 (the "Commencement Date"), and shall remain employed by Employer for a period of six (6) years and six (6) months, unless sooner terminated pursuant to the terms hereof (the "Employment Period").
         Section 3. Employee Representations. Employee represents to Employer that Employee is not subject to an employment agreement with any other employer, nor to any other agreements under the terms of which he may be prohibited from accepting employment with Employer, and that Employee may accept employment with Employer effective as of the Commencement Date.
         Section 4.  Duties of Employee.
         (a). Subject to the supervision and pursuant to the orders, advice and directions of the Board of Directors of the Employer, Employee shall perform his assigned duties as President of Employer and shall perform such other duties as are customarily performed by one holding such positions in other, the same or similar businesses or enterprises as that engaged in by Employer. (b). Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be reasonably required of and from him pursuant to the express and implied terms hereof, to the reasonable satisfaction of the Board of Directors of Employer. Such duties shall be rendered at Employer's offices in Concord, North Carolina, and at such other place or places as the
         interests,   needs,   business  and  opportunities  of  Employer  shall
         reasonably require or make advisable. (c). Employee hereby agrees to refrain from engaging in any ventures or enterprises which might interfere with the performance of his express and implied duties hereunder. Employee shall at all times conduct himself in a manner that will not prejudice or injure the reputation of Employer, its other employees or any of its affiliates. Section 5. Employer's Right to Benefits of Work Performed. Employer shall be entitled to all of the benefits, emoluments, and profits arising from or incident to any and all work, services, and advice of the Employee performed or rendered in the course of Employee's employment hereunder.
         Section 6.  Compensation, Expenses and Benefits.
         (a). Employer shall pay to Employee, and Employee shall accept from Employer, during the Employment Period, and in consideration for the services to be performed by Employee, a salary at the rate of $91,249.00 per annum (the "Annual Salary"), less deductions required by law and Employee authorized deductions, payable in such equal periodic installments as Employer may determine, but not less frequently than monthly. Provided, however, that each year the salary of the Employee shall be reviewed and a salary amount set for the following year by mutual agreement with the Board of Directors. In the event that a mutual agreement cannot be reached then the salary shall remain at the same level as that of the previous year. (b). In addition to the Annual Salary described in Section 6(a) above, Employer agrees to reimburse Employee promptly (in accordance with policies and procedures adopted by the Board of Directors of Employer) for all reasonable and necessary expenses incurred by Employee in connection with the Employer's business, including, without limitation, all reasonable and necessary expenses of travel, lodging, entertainment, and meals away from home incurred by Employee in the course of his employment hereunder. Employee agrees to keep and maintain such records of the aforesaid expenses as Employer may require and to account to Employer therefore prior to any such reimbursement. Employee shall comply with all reasonable and lawful policies and procedures applied by Employer from time to time to its employees generally and relating to or regulating the nature and extent of reimbursement expenses, and the manner of accounting and reimbursement therefor. (c). Employer hereby agrees to make available to Employee, during the Employment Period, all benefits which are generally available to similarly situated employees of the Employer, subject to and on a basis consistent with the terms and conditions of such benefits. In addition, Employer agrees to provide Employee with the following benefits:
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                  (1) A non-contributing qualified employee profit-sharing plan;
                  additionally, participation in the Employer's 401(K) Plan. (2) A non-contributing employee's group life insurance plan which will provide life insurance for Employee in the amount equal to two (2) times Employee's annual salary (or a maximum of $250,000.00) during all times that Employee remains an active employee. (3) A non-contributing accident and health insurance plan for the payment of medical care expenses for Employee.
                  (4) A non-contributing deferred compensation plan pursuant to the terms of Exhibit "A" attached. (5) A non-contributing disability income plan wherein the Employer will provide the Employee with the following disability income payable to age 65 and after a ninety (90) day waiting period: disability income equal to sixty percent (60%) of the Employee's annual salary as it exists from time to time up to a maximum benefit of $5,000.00 per month.
                           The Employer,  in its sold discretion,  may apply for
                  additional  insurance  in its own name and for its own benefit
                  covering  the  Employee  for  life,   medical,  or  disability
                  insurance, in any amount deemed advisable and the Employee shall have no right, title or interest therein. The Employee shall submit to any required examination and shall execute and assign and/or deliver such application and policies necessary to effectuate such insurance coverage.
                           The  Employee  may  require  the  Employee  to have a
                  thorough annual physical examination and will reimburse the Employee for the expense.
         Except as otherwise specifically set forth herein, nothing herein shall be construed to impose upon Employer any legal obligation to establish or maintain any particular benefit or benefits for any of its employees. (d). Employee shall also be eligible to receive an annual bonus based upon performance criteria to be determined by the Board of Directors of the Employer. The Board of Directors of the Employer shall determine the performance criteria to be meet by Employee for each fiscal year of Employer or other twelve (12) month period designated by the Board of Directors of the Employer during the term of this Agreement prior to the commencement of each fiscal year or such other period and shall cause such criteria to be communicated in writing to Employee. The amount of Employee's bonus shall be determined based upon the level of achievement of Employee as compared with the established performance criteria. The final determination concerning the levels of achievement attained by Employee and the amount of each such annual bonus shall be made by the Board of Directors of the Employer in its sole judgment. Any bonus earned by the Employee pursuant to this
         Section 6(d) shall be payable to Employee, less deductions required by law and Employee authorized deductions, no later than March 31 following the year to which such bonus relates. The bonus provided for hereunder shall be payable with respect to the fiscal year or such other period immediately preceding the year in which the bonus is paid and shall not be payable if the Employee is terminated for cause prior to the end of the fiscal year or such other period for which the bonus is to be paid. In the event that the Employee dies, is terminated because of illness or disability as provided in Section 9 of this Agreement or is terminated by the Employer without cause prior to the end of the fiscal year or such other period for which such bonus is to be paid, a pro rata portion of such bonus, if otherwise earned, shall nevertheless be paid to the Employee or his estate, as the case may be. The pro rata portion shall be based upon the number of days the Employee was employed by the Employer during such fiscal year as compared to 365. Section 7. Non-Competition. (a). While Employee is entitled by Employer under this Agreement and for two (2) years after the termination of the employment of Employee hereunder for any reason whatever other than termination of the employment of Employee by Employer without cause pursuant to Section 9(d), Employee will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected with as an officer, employee, partner, director, consultant, or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of, any enterprise which engages in, or is about to engage in, or otherwise carries on, any business activity which is in competition with businesses conducted by the Employer or its affiliates in any geographical region in which the Employer or its affiliates conducts such businesses during the term of this Agreement; [provided, however, that notwithstanding the foregoing the Employee shall be entitled to acquire as a passive investment a proprietary interest not to exceed 3% of the equity of any publicly-held company.] (b). While Employee is employed by the Employer under this Agreement and for a period of two (2) years after the termination of the employment of Employee hereunder, for any reason whatever, Employee will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such person employ or solicit for employment, any person employed by the Employer or its affiliates. (c). While Employee is employed by the Employer under this Agreement and for a period of two (2) years after the termination of the employment of Employee hereunder, for any reason whatever, Employee shall not, directly or indirectly, solicit or advise or recommend to any other person that such person solicit, any customer of the Employer or its affiliates for the purpose of obtaining any business of such customer.
         (d). For purposes of this Section 7, "Employer" shall also include the Employer's parent company, sister companies, subsidiaries and other affiliates. Section 8. Nondisclosure of Confidential Information. (a). Employee covenants and agrees to treat as confidential and not to disclose and to use only for the advancement of the interests of Employer all information, plans, records, trade secrets, business secrets, and confidential or other data of Employer, submitted to Employee or complied, received, or otherwise discovered by Employee from time to time in the course of his employment by Employer for use in Employer's business, which Employee knows to have been acquired by him in confidence or which he knows would not otherwise be available to competitors of Employer or to members of the public and which would not otherwise become known to said competitors or members of the public.
         (b). Employee agrees that upon termination of his employment with Employer, for any reason, voluntary or involuntary, with or without cause, he will immediately return to the Employer any property, customer lists, information forms, formulae, plans, documents or other written or computer material or data, software or firmware, or copies of the same, belonging to Employer or its affiliates, or any of their customers, within his possession, and will not at any time thereafter copy, reproduce or otherwise facilitate the future disclosure of the same. Employee further agrees that he will not retain or use for his account at any time any trade names, trade mark, service mark, or other proprietary business designation used or owned in connection with the business of the Employer or its affiliates. (c). Employee agrees that all inventions, designs, improvements, writings and discoveries made during the term of this Agreement and pertaining to the business conducted by the Employer shall be the exclusive property of the Employer. Employee shall assist the Employer in obtaining patents and copyrights on all such inventions, designs, improvements, writings and discoveries deemed suitable for patent or copyright by the Employer, and shall execute all documents and do all things necessary to obtain letters, patents, or copyrights, and to vest the Employer with full and exclusive title thereto, and protect the same against infringements by others. (d). Notwithstanding any provision of this Agreement to the contrary, the obligation of Employee to vest in Employer exclusive title to inventions, designs, improvements, writings and discoveries shall not extend or apply to inventions, designs, improvements, writings or discoveries developed or made by Employee wholly and completely outside the course and scope of his employment under this
         Agreement, entirely on his own time, and without using Employer's equipment, supplies, facilities or trade secret information. Employee acknowledges and agrees that an exclusion under this Section 8(d) shall not apply where Employee's invention, design, improvement, writing or discovery: (1) relates, directly or indirectly, to Employer's business or businesses or actual or demonstrable anticipated research or development; or (2) results from any work performed by Employee for Employer. Employee shall bear the burden of proof in establishing an exclusion under this Section 8(d). (e). For purposes of this Section 8, the term "Employer" shall also include the Employer's parent company,
         sister  companies,   subsidiaries  and  other  affiliates.  Section  9.
         Termination. If the term of this Agreement has not sooner expired by lapse of time, the term of Employee's employment hereunder shall termi-nate upon the occurrence of any of the following:
         (a).  Upon the death of the Employee.
         (b). As a result of the disability of Employee. If it is determined that Employee is disabled and that such disability is likely to be
         permanent   (herein  referred  to  as  a  "Determination  of  Permanent
         Disability"), Employer may terminate this Agreement. Said termination shall not be effective until such time as Employer has given written notice to Employee, at the address specified in Section 11, of its intent to terminate this Agreement. For the purposes of this Section 9(b), the term "Disability" shall mean the Employee's inability to perform functions normally performed for Employer by the Employee. A "Determination of Permanent Disability" may be made at the request of either the Employer or Employee; provided, however, that in the event Employee is unable, due to his disability, to make such a requests, his spouse or other designee may make a request in his stead. In the event of a request by either Employee or Employer for a "Determination of Permanent Disability", each of Employee and Employer shall designate one doctor to participate in the determination; provided, however, that if Employee is unable, due to his disability, to make such a designation, his spouse or other designee shall make the designation in his stead. If the two doctors so designated agree on a determination required by this Section 9(b), such determination shall be final. If the two doctors fail to agree, they shall designate a third doctor to
         make  the   determination   required  by  this  Section   9(b),   which
         determination shall be final. (c). At the election of Employer, for cause. "Cause" shall mean just and reasonable cause, including without limitation, (1) persistent incompetency or inefficiency, failure to follow reasonable instructions received from the Board of Directors of
         the  Employer  or  its  delegate,   willful   misconduct,   dishonesty,
         alcoholism,  addiction  to  drugs,  or  convictions  of a  felony  or a misdemeanor (but not an infraction), (2) material breach of any covenant contained in this Agreement, including without limitation, failure to devote substantially all business time to the business of the Employer. (d). At the election of Employer, for reasons other than for cause. "Cause" shall have the definition stated above. Upon
         termination   under  this  Section  9,  Employee's   right  to  further
         compensation and benefits under this Agreement shall cease; provided, however, that Employee shall remain entitled to any unpaid compensation and benefits accrued prior to such termination and to any expense
         reimbursements   to  which  he  was   entitled  at  the  date  of  such
         termination, and if Employee's employment is terminated without cause or due to his death or disability, such termination shall not affect Employee's or Employee's personal representative's right to receive additional payments pursuant to Section 6(d)
         of this Agreement. Notwithstanding anything herein to the contrary, in the event that the employment of the Employee is terminated by the Employer without cause during the term of this Agreement, the Employer shall continue to pay the Annual Salary and provide the benefits set forth in Section 6 of this Agreement [except for the annual bonus, the payment of which is controlled by Section 6(d)] for a period of twelve
         (12) months after the termination of Employee, as severance pay. Notwithstanding anything herein to the contrary, the terms contained in Sections 7 and 8 hereof shall survive the termination of this Agreement. In limitation of Employer's obligations to Employee in the event that Employee is terminated by Employer pursuant to Section 9(d), should the Employee become employed within the period during which the Annual Salary is being paid him, then in that event the Employer shall receive credit for, and shall not be obligated to pay Employee, a sum equal to the gross wages from Employee's new employment (including
         self-employment)   (but  not  including   unearned  income  [dividends,
         interest, etc.] or income that the Employee began receiving prior to or while in the employ of the Employer, it being the intent of the parties that the Employer receive credit for new and earned income of the Employee that replaces income previously earned from the Employer) that is paid to Employee. [Example: If Employer's monthly obligation is to pay Employee $5,000.00 per month in gross wages (calculated by reference to his Annual Salary as stated above), and if Employee is paid $3,000.00 per month in gross wages by his new employer (or by self-employment as the case may be), then Employer's obligation to Employee is reduced to $2,000.00 per month.] Should the gross wages paid to Employee in his new employment equal or exceed the amount owed to him by Employer, then Employer shall have no further obligations to Employee hereunder. For purposes of allowing Employer to know of Employee's income, if any, following termination that requires Employer to continue to pay Employee his Annual Salary, during such time the Employee shall disclose to Employer by method satisfactory to Employer the gross income earned by Employee. Such disclosure shall be made at least quarterly. During such period the Employee shall have the affirmative duty to use his best efforts to seek and obtain employment.

         Section 10. Change of Control. If, at any time within thirty-six (36) months following a "Change in Control" as defined hereafter, Employee is terminated by Employer without cause pursuant to Section 9(d), Employer shall continue to pay the Annual Salary and provide the benefits set forth in Section 6 of this Agreement for a period of twenty-four (24) months after the termination of Employee as severance pay (this compensation to be in lieu of that severance compensation set forth in Section 9 for termination without cause). Said Annual Salary shall be paid periodically and on the same schedule as that prior to Employee's termination. In limitation of the foregoing, should the Employee become employed within the period during which the Annual Salary is being paid him, then in that event the Employer shall receive credit for, and shall not be obligated to pay Employee, a sum equal to the gross wages from Employee's new employment (including self-employment) (but not including unearned income [dividends, interest, etc.] or income that the Employee began receiving prior to or while in the employ of the Employer, it being the intent of the parties that the Employer receive credit for new and earned income of the Employee that replaces income previously earned from the Employer) that is paid to Employee. [Example: If Employer's monthly obligation is to pay Employee $5,000.00 per month in gross wages (calculated by reference to his Annual Salary as stated above), and if Employees is paid $3,000.00 per month in gross wages by his new employer (or by self-employment as the case may be), then Employer's obligation to Employee is reduced to $2,000.00 per month.] Should the gross wages paid to Employee in his new employment equal or exceed the amount owed to him by Employer, then Employer shall have no further obligation to Employee hereunder. For purposes of allowing employer to know of Employee's income, if any, following termination that requires Employer to continue to pay Employee his Annual Salary, during such time the Employee shall disclose to Employer by method satisfactory to Employer the gross income earned by Employee. Such disclosure shall be made at least quarterly. During such period the Employee shall have the affirmative duty to use his best efforts to see and obtain employment. Additionally, in the event of such a Section 9(d) termination occurring within thirty-six (36) months following a Change of Control, the provisions of Section 7 shall not be effective, and the vesting schedule in the Employee's deferred compensation agreement attached hereto as Exhibit "A" shall automatically be accelerated such that the Employee shall be entitled to the same benefits under the agreement as if the Employee had remained in the employment of the Employer through August 31, 2002.

         Notwithstanding anything in this Agreement to the contrary, the Employee may, at any time following a change of control, voluntarily leave the employment of the Employer. In such an event the provisions of Section 7 shall be effective, and the vesting schedule in the Employee's deferred compensation agreement attached hereto as Exhibit "A" shall automatically be accelerated such that the Employee shall be entitled to the same benefits under the agreement as if the Employee had remained in the employment of the Employer through August
31, 2002. Additionally, the Employee shall be entitled to any unpaid compensation and benefits accrued prior to the Employee leaving the employment of the Employer and to any expense reimbursements to which he was entitled prior to ending his employment. He shall not be paid any salary which was not accrued prior to the Employee leaving the employment of the Employer. He shall not be paid an annual bonus pursuant to Section 6 for the year he leaves the employment of the Employer.
         A "change in control" shall be deemed to have occurred if and when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Employer or its parent company representing greater than fifty percent (50%) of the combined voting power of the Employer's or its parent company's then outstanding securities. Notwithstanding the foregoing, no "change in control" shall be deemed to have occurred by virtue of any transaction which results in the Employee and/or a member or members of the Employer's present Board of Directors (i.e. existing on March 1, 1996), or a group of persons including the Employee and/or a member or members of the Employer's present Board of Directors, acquiring, directly or indirectly, more than fifty percent (50%) of the combined voting power of the Employer's or its parent company's outstanding securities. In limitation of the provisions in the preceding sentence, a "change in control" shall be deemed to have occurred if the member or members of the Employer's present Board of Directors do not own, control or constitute a material portion of the acquiring "person". "Material" shall mean ownership or control of at least twenty percent (20%) of the acquiring person.
         Any dispute or  controversy  arising under or in  connection  with this
Section 10 shall be settled exclusively by arbitration in the State of North Carolina in accordance with the rules of the American Arbitration Association then in effect.
         Section 11. Enforcement of Employee Restrictions. Employee acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth in this Agreement in Sections 7 and 8 (including, but not limited to, the period of restriction and the geographical area of restriction set forth therein) are fair and reasonable and are necessarily required for the protection of the interests of the Employer and its affiliates. Employee further acknowledges that due to the nature of Employer's business, more limited restrictions than those found herein would not be reasonable or appropriate. The Employee covenants and agrees with Employer that the Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which the Employee directly or indirectly has realized and/or may realize as a result, growing out of or in connection with any such violations; such remedy to be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Employer or its affiliates is or may be entitled to at law or in equity. In the event that notwithstanding the foregoing, any part of the covenants set forth in this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable part had not been included herein. In the event that any provisions of this Agreement relating to the time period or geographical restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or geographical areas which such court deems reasonable or enforceable, such time periods or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period or geographical areas which such court deems reasonable and enforceable.
         Section 12. Notices. All notices required or permitted hereunder shall be deemed to be duly given if in writing and delivered personally or sent by United States registered or certified mail, postage pre-paid, addressed to Employer at:
                                    c/o John R. Boger, Jr.
                                    Chairman, Cabarrus Bank of North Carolina
                                    71 McCathern Blvd., S.E.
                                    Concord, N.C. 28025

and addressed to Employee at:
                                    Ronald D. Smith
                                    5367 Lynchburg Dr.
                                    Concord, North Carolina  28025
or at such changed addresses as the parties may designate in writing.

         Section 13.  Miscellaneous.
                  (a). Headings. Headings, titles and captions contained in this Employment Agreement are inserted only as a matter of convenience and reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions hereof.
                  (b). Gender. The use in this Agreement of gender-specific words or phrases shall be deemed to include the masculine, feminine or neuter genders, as the context may require.
                  (c). Entire Agreement. This writing constitutes the entire agreement between the parties hereto and supersedes any prior understanding or agreements among them respecting the subject matter. There are no extraneous representations, arrangements, understandings, or agreements, oral or written, in respect of the subject matter of this Agreement, among the parties hereto, except those fully expressed herein.
                  (d). Amendments. No amendments, changes, alterations, modi-fications, additions and qualifications of the terms of this Agreement shall be made or binding unless made in writing and signed by all the parties hereto.
                  (e). Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.
                  (f). Invalidity and Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the enforceability of other provisions hereof, and this Agreement shall be constructed in all respects as if such invalid or unenforceable provisions were omitted.
                  (g). Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of North Carolina. Employer hereby consents to the jurisdiction of any local, state or federal court located in the State of North Carolina, and hereby waives personal service of process and consents to service of process by certified or registered mail directed to Employee at Employee's address stated in Section 11 of this Agreement. Employee further specifically consents to venue in Lincoln County.
                  (h). Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and assigns. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
                                    EMPLOYER:
                                    Cabarrus Bank of North Carolina

                                    By:   \S\John R. Boger, Jr.
                                        ----------------------------
                                             John R. Boger, Jr.

                                    Title: Chairman
                                        ----------------------------


                                    EMPLOYEE:
                                    \S\ Ronald D. Smith
                                    -----------------------    (SEAL)
                                        Ronald D. Smith